Exhibit 15.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 (Registration No. 333-194519) and in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statement on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. of our auditors report dated [March 31, 2016], relating to the consolidated financial statements of Elbit Imaging Ltd. as of December 31, 2015.

The consolidated financial statements of Elbit Imaging Ltd. as of December 31, 2015, expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's financial position as of December 31,2015, information regarding the cash flow projections of the significant subsidiary for 18 month from the end of December 31, 2015, potential irregularities concerning the Casa radio Project in Romania and their potential consequences as of December 31, 2015, including Foreign Corrupt Practices Act potential implications and claims that have been filed against Group companies as of December 31, 2015, one of which was certified as class action, appearing in this report on Form 20-F of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
November 9, 2017